UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2018

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal	0-25165	14-1809721
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

302 Main Street, Catskill NY	12414
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On April 18, 2018, Greene County Bancorp, Inc. (NASDAQ-GCBC) announced that its Board of Directors has approved a quarterly cash dividend of $0.0975 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.39 per share, which is the same rate as the dividend declared during the previous quarter.

A press release announcing the details of the dividend declaration is filed as exhibit 99.1.

Greene County Bancorp, MHC (the “MHC”), the mutual holding company and majority stockholder of the Company, and owner of 4,609,264 shares of the Company’s 8,526,614 total shares of common stock outstanding, has waived its right to receive the dividends on its shares.  Accordingly, the dividend is expected to be paid only on the 3,917,350 shares of common stock owned by minority stockholders of the Company.

The MHC received the approval of its members (depositors of The Bank of Greene County) and the non-objection of the Federal Reserve Bank of Philadelphia to waive the MHC’s receipt of quarterly cash dividends aggregating up to $0.40 per share to be declared by the Company for the four quarters that end on June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release dated April 18, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: April 18, 2018	By:	/s/ Donald E. Gibson
Donald E. Gibson
President & Chief Executive Officer